Registration No. 333-290634
Filed Pursuant to Rule 424(b)(3)

DUKE ENERGY CORPORATION
DUKE ENERGY PREMIERNOTES®
VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

PRICING SUPPLEMENT
(To Prospectus dated September 30, 2025)
The Date of this Pricing Supplement is December 22, 2025

    The Duke Energy PremierNotes Variable Denomination Floating Rate Demand Notes (the “Notes”) bear interest at a floating rate per annum determined by the Duke Energy PremierNotes Committee, or its designee, on a weekly basis to be effective on the following Monday. Under the terms of the PremierNotes program, the interest rate payable on the Notes may vary based on the principal amount of the Notes that an investor owns.

    The current Registration Statement for the Notes (No. 333-290634) was automatically effective on September 30, 2025. As of December 22, 2025, the interest rates on the Notes will be decreased by 0.25% per annum at each of the respective ownership levels, and as a result will be as follows:

Amount of Notes	Interest Rate Per Annum

$0-$9,999.99	3.61% Yield 3.55% Rate
$10,000-$49,999.99	3.72% Yield 3.65% Rate
$50,000 and above	3.82% Yield 3.75% Rate